Exhibit 99.1

[Press Release]

24-hour media line: 800.559.3853

March 15, 2024

Duke Energy appoints Harry Sideris president of company

▪	Sideris to report to Lynn Good, Chair and CEO

▪	Steve Young, EVP and Chief Commercial Officer, to retire after a 40-plus year career

▪	Bonnie Titone, Sasha Weintraub and Scott Batson to join company’s senior management committee

CHARLOTTE, N.C. – Duke Energy (NYSE: DUK) today announced a set of executive leadership appointments, including the promotion of Harry Sideris to president of Duke Energy, effective April 1. Lynn Good remains Duke Energy’s chair and CEO, as she continues to lead one of the nation’s largest clean energy transitions through a strategy committed to reliability and affordability for its customers.

Separately, the company also announced that Steve Young is retiring from the role of executive vice president and chief commercial officer, effective June 30. He will continue with the company as a senior advisor to Duke Energy until that time.

As president, Sideris, a 28-year company veteran, will have responsibility for Duke Energy’s electric and gas utilities, including all aspects of customer service and operations. He will continue to report to Good.

Sideris most recently served as EVP of customer experience, solutions and services. In that role, Sideris led transmission, distribution and customer operations, as well as economic development activities. Sideris has previously served as president of the company’s Florida regulated utility, chief distribution officer, and senior vice president of environmental, health and safety.

Commenting on Sideris’s appointment to president, Good said: “Harry’s leadership experiences have included nearly every facet of Duke Energy’s operations as well as extensive regulatory and stakeholder experience. This uniquely qualifies him to lead our utilities and operations in this period of transformation as we continue to meet the growing demands for affordable, reliable and increasingly clean energy. Having worked closely with him over the last several years, I am confident of his commitment to our customers, communities, investors and stakeholders who count on us every day.”

Duke Energy veteran Steve Young to retire

In announcing Young’s retirement, Good recognized his distinguished career of more than four decades that included serving nine years as Duke Energy’s EVP and chief financial officer before taking on his current position in September 2022, which included oversight of the commercial renewables business, natural gas business unit, generation and transmission strategy and information technology.

Before becoming CFO, Young was Duke Energy’s SVP, controller and chief accounting officer. Young spent his entire career with Duke Energy, joining Duke Power as a financial assistant in 1980 out of college and advancing through the organization to serve in several leadership roles across finance, the controller’s office, rates and regulatory affairs, and system planning and operations.

“Through all seasons and circumstances, Steve’s leadership has made a difference for Duke Energy,” Good said. “He has played a key role in shaping and implementing the strategy that has positioned us as a pure-play regulated company with a clear path for growth. He has brought credibility and worked tirelessly to deliver value to our customers and our investors while also serving as a mentor and coach to many of our leaders. We are a stronger company today because of his many contributions.”

Additional changes to Duke Energy’s top leadership

As a result of Sideris’s expanded scope and Young’s planned retirement, Good’s direct reports now include Sideris; Brian Savoy, EVP and chief financial officer; Louis Renjel, EVP and chief corporate affairs officer; and Kodwo Ghartey-Tagoe, EVP, chief legal officer and corporate secretary.

Sideris’s direct reports include Julie Janson, EVP and CEO of the Carolinas, who adds responsibility for the company’s natural gas business unit to her portfolio; Alex Glenn, EVP and CEO of Duke Energy Florida and Midwest; and Preston Gillespie, EVP and chief generation officer and head of enterprise operational excellence.

In addition to the above leaders who make up the company’s senior management committee, the following executives are joining the group effective April 1, reflecting expanded responsibilities:

▪	Bonnie Titone, who most recently served as SVP and chief information officer. She is being appointed SVP and chief administrative officer, with responsibilities that include information technology, cyber, supply chain and facilities and real estate. With more than 22 years of experience in information technology, Titone joined Duke Energy in 2019 from Pacific Gas and Electric after leadership roles with Volkswagen and Toyota. Titone will report to Good.

▪	Sasha Weintraub, who most recently served as SVP and head of the company’s natural gas business unit. He is being appointed SVP and chief customer officer. In addition to traditional customer service functions, Weintraub’s new scope will include responsibility for new customer products and services, as well as customer pricing and rate design, economic development and wholesale customers.

Additionally, his portfolio includes the company’s grid strategy. Weintraub, with more than 25 years of industry experience, will report to Sideris.

▪	Scott Batson, whose responsibilities expanded this month when he assumed the role of senior vice president and chief power grid operations officer, brings nearly 40 years of company experience, and oversees the safe, reliable and efficient operation of Duke Energy’s electric transmission and distribution systems for the company’s six-state service area. Batson will report to Sideris.

Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of America’s largest energy holding companies. Its electric utilities serve 7.9 million customers in North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky, and collectively own 51,000 megawatts of energy capacity. Its natural gas unit serves 1.6 million customers in North Carolina, South Carolina, Tennessee, Ohio and Kentucky. The company employs 27,500 people.

Duke Energy is executing an aggressive clean energy strategy to create a smarter energy future for its customers and communities – with goals of at least a 50 percent carbon reduction by 2030 and net-zero carbon emissions by 2050. The company is a top U.S. renewable energy provider, on track to own or purchase 16,000 megawatts of renewable energy capacity by 2025. The company also is investing in major electric grid upgrades and expanded battery storage, and exploring zero-emitting power generation technologies such as hydrogen and advanced nuclear.

Duke Energy was named to Fortune’s 2022 “World’s Most Admired Companies” list and Forbes’ “America’s Best Employers” list. More information is available at duke-energy.com. The Duke Energy News Center contains news releases, fact sheets, photos and videos. Duke Energy’s illumination features stories about people, innovations, community topics and environmental issues. Follow Duke Energy on Twitter, LinkedIn, Instagram and Facebook.

###